EXHIBIT 5.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund, Equity Participation Series--Low Five Portfolio, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-05685 of our report dated August 26, 1997, relating to the Statement of Condition of Equity Investor Fund, Equity Participation Series--Low Five Portfolio, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
August 26, 1997